Exhibit 8

new GUIDANCE is needed AT The imperative case for change in leadership and strategic direction Shawn H. McCreight John P. Colbert Jonathan R. Mather Michael J. McConnell Roberto Medrano April 14, 2016

Disclaimer The views expressed herein represent the subjective opinions of The McCreight Living Trust UA 31-Mar-06 and its trustees (collectively, “the Trust”), who of record or beneficially own shares of Guidance Software, Inc. (the “Company” or “Guidance Software”). These views are based on publicly available information with respect to the Company. Certain financial information and data used herein have been derived or obtained from publicly available information including filings made with the Securities and Exchange Commission (“SEC”), or other regulatory authorities and from other third party reports, by the Company or other companies the Trust deems relevant. The Trust has neither sought nor obtained consent from any third party for the use of previously published information. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein. 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Thus, stockholders and others should conduct their own independent investigations and analysis of those statements and communications and of the Company and any other companies to which those statements or communications may be relevant. 2

Change is Urgently Needed at Guidance Software Reverse Sustained Track Record of Poor Financial Performance Reestablish Leadership and Strategic Direction Enhance and Maximize Value for All Stockholders    Instill Sound Corporate Governance  Our Nominees are Ideally Suited to Implement Necessary Change Proven Track Record of Creating Value for Stockholders Diverse and Complementary Skillset Required to Optimally Leverage the Company’s Assets Significant Cyber-Security and Company-specific Experience    Will Consider ALL Options to Maximize Return for Stockholders  3 EXECUTIVE SUMMARY

Background Company: Guidance Software provides digital investigative solutions to help clients defend their organization’s data assets Founded in 1997 by Shawn H. McCreight Enterprise products reach > 25 million endpoints Initial Public Offering in 2006 Gold Standard for Forensic, Cyber-Security, and eDiscovery investigations Shawn H. McCreight: Founded Guidance Software in 1997 and previously served the Company as Chief Executive Officer (“CEO”) and Chief Technology Officer (“CTO”) Director and largest stockholder of Guidance Software Accomplished Software Engineer with 19 year track record of inventing and delivering innovative software to customers- from invention of GUID’s first product (EnCase) through the latest groundbreaking technology Awarded 8 patents with 2 additional patents (related to GUID’s latest technology) pending Pioneer in Endpoint Detection and Response, Network Forensics, and eDiscovery for Cyber-Security Former GUID CEO who willingly transitioned to CTO role to focus on product development Removed from CTO role by the board of directors (the “Board”) in February 2016 and has not been nominated for re-election to the Board in connection with the Company’s 2016 Annual Meeting of Stockholders Impetus for Change: To reverse the worrisome trend of value destruction and enable the Company’s substantial value to be fully realized To rectify glaring governance deficiencies To instill accountability at the management and Board levels Amicable efforts to maximize stockholder value and restore sound corporate governance have been rejected by an entrenched Board 4

REGARDLESS OF PEER GROUP, GUID HAS VASTLY UNDERPERFORMED

Comparison of stock price performance during 1-year, 3-year, and 5-year periods

	1 YEAR	3 YEARS	5 YEARS
Guidance Software, Inc.	**-37.1%**	**-62.2%**	**-48.2%**
Peers	**-22.2%**	**+40.2%**	**+89.3%**
Cyber- Security Peers	**-20.8%**	**+51.5%**	**+98.3%**
ISS Peers	**-10.4%**	**-4.4%**	**+20.9%**
Company-Selected Peers	**-31.5%**	**-4.8%**	**+25.8%**

Peers: Check Point Software Technologies Ltd., CyberArk Software, Ltd., FalconStor International, Inc., Fortinet Inc., Imperva, Inc., Infoblox, Inc., Proofpoint, Inc., Qualys, Inc., Tangoe, Inc., VASCO Data Security International

Cyber-Security Peers: Check Point Software Technologies Ltd., Cisco Systems Inc., CyberArk Software, Ltd., Falconstor International, Inc., FireEye Inc., Fortinet Inc., Imperva, Inc., Infoblox, Inc., Palo Alto Networks, Proofpoint, Inc., Qualys, Inc., Symantec Corp., VASCO Data Security International Inc.

ISS Peers: Datawatch Corporation, Falconstor Software, Inc., SeaChange International, Inc., Support.com, Inc., EllieMae, Inc., SciQuest, Inc., Smith Micro Software, Inc., Telenav, Inc., Actuate Corporation, BroadSoft, Inc., PROS Holdings, Inc., American Software, Inc., Callidus Software Inc., Tangoe, Inc.

Company-Selected Peers: Accelrys, Inc., Infoblox Inc., Jive Software, Inc., Qualys, Inc., Imperva, Inc., Interactive Intelligence Group, Inc., Proofpoint, Inc., VASCO Data Security International Inc., Actuate Corporation, BroadSoft, Inc., PROS Holdings, Inc., American Software, Inc., Callidus Software Inc., Tangoe, Inc.

5

6 Over the 5-year period ending 2/10/16, the Company’s stock price decreased 48%. During the same time period, peer* group valuation increased 89% *Peers: Check Point Software Technologies Ltd., CyberArk Software, Ltd., FalconStor International, Inc., Fortinet Inc., Imperva, Inc., Infoblox, Inc., Proofpoint, Inc., Qualys, Inc., Tangoe, Inc., VASCO Data Security International 5-year stock performance (2/10/11 – 2/10/16)

The cyber-security opportunity The U.S. government has implemented a $19 billion national Cyber-Security action plan Guidance Software Well Positioned to Capitalize on Enormous Opportunity 3 Years and $50 Million of Product Development for Next-Gen product Technology strategy widely accepted by customers in our view Successful “alpha” testing of Cyber-Security product with customers Well-received product demonstrations at CEIC industry conference create significant “buzz” 7 FEBRUARY 9, 2016 White House Proposes New Cybersecurity Plan President Obama signed two executive orders on cybersecurity to strengthen the government’s defenses against cyber attacks and protect citizens’ personal information kept by the government.

 Industry Recognition: SC Magazine’s “Best Computer Forensics Solution” at InfoSecurity Europe 8 GUID stock price increases 85 % during roadshow and promotion of Cyber-Security strategy "Receiving SC Magazine's awards in the United States and abroad is a tremendous honor given that winners are selected by cyber security practitioners…As more organizations around the world focus on improving their ability to detect, respond to and neutralize sophisticated cyber threats, it's rewarding to know that EnCase is empowering them to do so in a way that warrants such exceptional accolades.“ - Michael Harris, Chief Marketing Officer of Guidance Software “The United States must increase its investment in cybersecurity to protect our homeland. We live in a world of instant-anywhere-access. The cyber-terrorists are relentless. They morph. They adapt. They scoff at legacy authorization and hacker prevention systems. The recent wave of breaches to our Federal systems are proof of this reality. Deep forensic data analysis, detection and response technologies are essential for cybersecurity and we encourage congress to carefully evaluate the $19 billion spending initiative to ensure our sensitive, proprietary and military assets are protected from malicious exfiltration.”-Michael Harris, Chief Marketing Officer of Guidance Software June 8, 2015 "The results demonstrated by EnCase Endpoint Security further validate the power of the product to help organizations around the world improve their ability to detect, respond to and neutralize sophisticated cyber threats…Guidance Software is dedicated to innovation and protecting organizations' most critical assets against the ever-changing threat landscape.“-Michael Harris, Chief Marketing Officer at Guidance Software September 4, 2015 “Guidance Software Teams with Caltech to Advance Cybersecurity Incident Response”-Guidance Software Press Release August 19, 2015 “Guidance Software is in the fast-growing endpoint detection and response market and we want to extend our early success to help organizations in the UK defend against the growing tide of cyber threats targeting endpoints.“-Ken Yearwood, Director of Sales, EMEA for Guidance Software June 15, 2015 DON’T JUST TAKE O UR WO RD FOR IT…

The CEO unquestionably bought into and actively promoted the Company’s commitment to a strategy focused on Cyber-Security In a May 2015 message to the Company’s senior leaders, the CEO communicated his commitment to Cyber-Security, stating the decision was based on careful consideration and input from management, investors, and the Board   CEO stated he was “fully and completely convinced” the Company’s newest technology will help reshape how the marketplace thinks about approaching Cyber-security challenges CEO reiterated his commitment to Cyber-Security stating it is the “right decision” for the Company and its customers  CEO instructed management to focus all organizations on making the Cyber-Security product launch a success  CEO called for targeted, specific communications to customers and investors related to the Cyber-Security roll-out  CEO also shared his enthusiasm with the investment community  A Board member reflects glowing endorsement of Company’s alpha version of Cyber-Security product 9 “Clearly the architecture, approach and technology of EnCase 8 is ground breaking…We are fortunate to find ourselves with a highly differentiated offering in the strong growth space of cyber-security.” - Max Carnecchia, GUID Board Member May 2015 “Part of our strategy is to leverage this core base of great technology…against the new opportunity in Cyber.” – Patrick Dennis, CEO at B. Riley Investor Conference May 14, 2015 CEO & BOARD COMMITMENT TO CYBER-SECURITY

Consistent with management/board direction, cTO prepares for release of cyber-security product From: Shawn McCreight To: GSI Senior Leaders Sent: July 21, 2015 All, After much discussion, the teams have decided to bring out an “alpha” version of EnCase 8 Cyber by no later than mid-September. This version will be put on a pizza-box and tested on friendly test networks (in Sothern California locations, hopefully). The goal is to get EnCase 8 core technology into the hands of users faster and get a firm grip on what MVP really means in the real world. This version will NOT have a lot of extraneous features, but it will have all of our core technology (hive, live collection, linked review, EQL, analytics reports). We hope to get earlier feedback about whether our MVP scope is the right one. After some back-and-forth, a beta version will follow by late October – early November, and will go out largely to the same alpha customers, plus a few others I suppose. Release will happen in early Q1, if the feedback from the beta is good. Later in the same quarter if there are features that need to get pulled into scope to satisfy “minimum” requirements. We will be ready by the end of the year with a demonstrable product that is ready for SKO, sales training, demos, documentation and training course preparation. The actual release date will depend on stability, scalability and some unforeseeable factors. Questions? Shawn McCreight 10

CEO veers off course without board input: switches direction from cyber-security to Risk Management CEO abruptly discontinues work on new Cyber-Security product September 2015 Cyber-Security product (set for Q1 2016 release) is scrapped Product is already being alpha tested on customer sites Disappointment/Confusion: Engineering team ordered by CEO to halt existing efforts; had to retool and change most work in progress We believe customers had successfully tested and were anxiously awaiting Cyber-Security product We believe the investment community bought into CEO positioning the Company as a “pure play” in Cyber-Security Instead, CEO jumps into new Risk Management market despite: No Board consultation regarding significant change in business strategy No Defined Market No Budget No Product!!! (minimum of 6 month delay on product introductions) 11 Adoption of the new strategy is fraught with significant Development, Execution, and Market RISK WHERE WAS THE BOARD AND WHAT WERE THEY DOING?

Shift in sales strategy In Our View, Shift in Sales Strategy Had Significant Negative Repercussions 12 LOWER REVENUE Problems caused by shift in Sales strategy from Direct to Channel are exacerbated by CEO’s problematic decision to unilaterally scrap Cyber-Security product and enter undefined Risk Management market because the Channel lacks the necessary product knowledge due to nascent stage of that market 40% Margin Loss Quick and Nimble Inside Sales Team Lower Prices ~1,000 New Customers in 2014 Cumbersome and Lethargic All Sales Through Channel – Yet still maintaining big field sales force resulting in payment of Double Commission Much Higher Prices to compensate for Low Margins Stopped reporting new customer wins DIRECT CHANNEL

How could major strategic decisions be made without board awareness, evaluation, and approval? The Board’s job is to approve strategy and ensure management executes according to plan Major shifts in both product and sales strategies instituted without Board input To our knowledge, no analysis was conducted (or even requested) by the Board to adequately evaluate potential new market opportunity We believe there is a pattern of disconcerting “knee-jerk” decisions made without consideration of significant implications To our knowledge, there was no follow-up request by the Board for management to justify its decisions In our view, the Board needs to be held accountable for tolerating management’s deviation from established strategy without notification or consultation 13 Detached Board “Asleep at the Wheel” - An alarming lack of Process and Oversight persists

Further lack of board oversight & accountability 14 Misguided Personnel Decisions Negative Impact Terminated prior CEO without contingency plan Took more than 6 weeks to engage executive search firm Took nearly 5 months to identify permanent replacement Took 3 months to fill critical Audit Chair vacancy Chair remained vacant throughout sensitive year-end audit period Terminated CTO with NO plan for replacement Product Development assigned to individual who has no software development/architecture education or experience Director of Product Development quit within 1 week Tableau Hardware Division VP quit within 1 month Tolerates “Absentee” Management CEO’s family resides on East Coast despite contractual obligation to re-locate We believe the stark absence of thoughtful planning and execution demonstrates a lack of experience We believe the personnel decisions cited below were misguided and had the corresponding negative impacts on the Company.

Formation of Special Committees “Special (Entrenchment) Committee” with 3 Directors Created in response to firing of McCreight Can meet without Board notification Pre-Authorization to spend unlimited funds on lawyers and advisors to aid entrenchment tactics Extra fees for committee members “Independent Committee” with 5 Directors Allows independent directors to avoid the scrutiny of the entire Board Creates unproductive “Us” vs. “Them” environment We believe it was specifically established to exclude Shawn McCreight from Board discussions “M&A Committee” with 3 Directors We believe it was designed to give the appearance of considering Strategic Alternatives Extra fees for Directors for work they are obligated to do regardless To our knowledge, no legitimate plan to explore sale of the Company 15 Special Committees established overnight and without the consent of the entire Board are attempts to silence any objections to the Board’s unacceptable status quo of poor oversight, governance failings, and undue enrichment- all of which have led to significant Value Erosion for stockholders

Too many Committees Formation of “Special” Committees are an overt attempt to exclude Shawn H. McCreight from the Company’s decision-making process 16 Director Special Committee M&A Committee Independent Committee Nominating & Governance Committee Audit Committee Compensation Committee Robert van Schoonenberg Max Carnecchia Chris Poole Reynolds Bish (joined Board 2/25/16) Wade Loo (joined Board 2/25/16) Patrick Dennis Shawn H. McCreight Every Director is on a Committee except Shawn H. McCreight

Board and management Entrenchment Questionable Timing/Structure of Management Compensation Changes Changes made on Record Date provide management with a larger votable position at the Annual Meeting Establishment of Golden Parachutes Transfers substantial stockholder wealth to 3 executives in the event they lose the stockholder election or an acquisition and their termination thereafter Compensation committee acted on its own – with No Board vote Over-sized Pay Packages for Executives Slate Packing Added 2 additional Directors to the Board just 12 weeks prior to the Annual Meeting Board expansion upon threat of Proxy Contest Extra salaries for more directors Stockholder voices ignored Board Entrenchment at Stockholders’ Expense Approved Share Dilution to Pay for Insider Stock Ownership 200,000 Shares Created to Fund “Officer and Director Share Purchase Plan” Makes it Easy for Insiders and Directors to Buy Shares New Rules Prevent Dissidents From Buying Shares 17 Highly Suspicious Timing: These actions taken, in our view, in direct response to the threat of being held accountable to stockholders for continued mismanagement and underperformance

Improper Payments From the Company’s Proxy Statement: On August 30, 2015, the Company entered into an Independent Contractor Agreement with Kathleen O'Neil, pursuant to which the Company paid to Ms. O'Neil a one-time lump sum payment of $45,000 in exchange for certain consulting services. What it Didn’t Say: O’Neil forgot to exercise Stock Options after leaving the Board despite being notified by the Company As a result, the Stock Options expired and O’Neil missed the opportunity to generate $45,000 in gross profits O’Neil complained to Director Bob van Schoonenberg Compensation Committee held a special meeting Compensation Committee unanimously approved a payment of $45,000 structured as “Consulting” contract O’Neil would advise the Company on “governance” – to our knowledge, no such services have been provided Proper Governance Sorely Lacking In Our View: The Chairman of the Board (McCreight) was not informed of the original issue or the resulting contract To our knowledge, the minutes of the Comp Committee meeting do not reflect the decision because we do not believe they were created Full Board vote did not occur until more than two months after the contract was signed and the money paid Vote was 6 to 1, McCreight voted “nay” Record of the vote was “mistakenly” left out of the minutes of the meeting 18 THERE IS NO RECORD OF THIS VOTE TAKING PLACE: This highly disturbing arrangement needs to be investigated and individuals responsible held accountable

Lack of Transparency and “Vaporware” Hype Lead to Lack of Credibility Discontinued Guidance to the Investment Community Company has refused to provide 2016 financial guidance and key operational metrics leaving stockholders, and the investment community as a whole, unable to adequately evaluate the Company’s performance or develop reasonable expectations of the Company’s growth prospects Discontinued guidance comes after lowering guidance twice in the same year and missing Q3 2015 revenue guidance Panic “Vaporware” Announcements of Incomplete Products Highlight Non-existent “Cloud” Strategy “Cloud” offering invented by Marketing department- over objections of CTO and Senior Vice President of Engineering Pre-announcement of new product 6 months prior to potential release Customers dubious as a result of prior unfulfilled Cyber-Security expectations 19 hype with no follow-through 20 + 85% - 62 % Run-up During Cyber-Security Hype Flat Q2 Missed Q3 Subsequent decline After lengthy roadshow hyping the Company’s Cyber-Security roadmap, lack of execution resulted in decreased confidence among the investment community

Executive Compensation not aligned with Company goals In the midst of a Proxy Contest, the Compensation Committee approved the grant of new performance vesting restricted stock awards to senior management based on the level of achievement of the Company’s “Core Product Revenue.” Core Product Revenue is revenue derived from sales of the Company’s Endpoint Investigator, Risk Manager and Endpoint Security products and excludes revenue from eDiscovery, Professional Services, Training, Forensic, Tableau, SAAS Review and Maintenance. This metric excludes the majority of the Company’s revenue and solely incorporates revenue generated from its high-growth products. Under the new compensation plan, the CEO can be rewarded even if total revenues decrease We believe management should be held accountable for sustaining and growing the Company’s majority source of revenue instead of being awarded solely on the results of a high-growth sub-section of the business From the Company’s 10K: “Our operating results and business would be seriously impaired if our revenues from our software product offerings, which include EnCase Endpoint Security and EnCase eDiscovery, were to decline.” but “Core Product Revenue” excludes revenue from eDiscovery. 21 How can stockholders assess the suitability of this compensation structure when the Company refuses to provide transparency and financial guidance?

Executive Compensation questionable timing/Structure Significant modifications were made to the CEO’s compensation structure on the Record Date for the Annual Meeting (3/18/16) with, in our view, the intent of influencing the outcome In addition to 305,003 10-year options struck at $5.85 and 128,425 RSU awarded to the CEO upon joining the Company in April 2015, the CEO was granted 286,041 performance RSU based on an inappropriate “Core Product Revenue” metric and 286,041 time vest RSU Contract modified on 3/18/16 such that all above equity grants vest upon change of control Recipient eligible to vote Record Date RSU grant even though none of it has vested. We believe these modifications occurred with the Board fully aware of Shawn McCreight’s interest in exploring a sale of the Company. At current market price and estimating option value, the CEO’s package is worth approximately $4 million for one year of what we believe to be questionable service and poor financial performance. All other executives received approximately 500,000 RSU on 3/18/16. This equates to approximately another $2.3 million of value at current market As a result, this Board has granted itself and Management $6.3 million in value in one year or nearly 5% of the current net market cap of the company This dilution is being borne by stockholders who have been provided absolutely no financial outlook or key business metrics for their Company. 22 DIRECTORS OWN LITTLE STOCK: Almost all of which was granted rather than acquired with hard dollars

High Board Compensation 23 NACD 2015-2016 Director Compensation Report Guidance Software 2015-2016 Board Compensation Despite the Company’s poor performance, Directors Carnecchia, Poole, and van Schoonenberg receive > 35% above the median compensation for Directors of Micro-cap companies

Waste of time/money/resources Seemingly oblivious to major shifts in product/sales strategies and providing no visibility on business prospects, in our view, the Board appears focused on self preservation and enrichment of themselves, former Directors, and management at the expense of stockholders Waging a “War” with Founder and 30% Stockholder Aggressive and wasteful retaliation for simply considering alternate Board candidates, in our view Filed lawsuit against Founder and largest stockholder to discourage proxy contest, in our view Unfocused Marketing Expense, In Our View Paid consultant to change Company logo Expensive new sign on headquarters building Replaced sign that was only two years old Interior redesign to use new logo and remove old one “Company Store” created to sell branded clothes to employees Changed names of long-standing products for no reason Changed 16 year-old successful CEIC conference to “EnFuse” Created “EnForce” brand to replace “EnCase” 3 year long lawsuit with patent troll – $millions in expenses Legal expenses out of control, in our view 24 But what else could be so important as to distract the Board from its mandate to maximize stockholder value?

What can the board point to as recent accomplishments? $500,000 for a New Logo! 25 Rather than focusing on profitability, corporate resources are diverted to unnecessary and lower priority initiatives such as creation of new logo, interior re-design of facilities, and costly replacement of building sign that was only 2 years old

Our plan The Plan to Maximize Value for All Stockholders 26

We anticipate that the Endpoint Detection and Response (“EDR”) market will reach an estimated $400M by 2016 - Gartner Competitive Landscape November 2014 Guidance had 18% market share   27 TAKE ADVANTAGE OF EXISTING MARKET LEADERSHIP

Refocus the Company’s Business Strategy Leverage the Company’s Established Customer Base: 25 Million Endpoints Run the EnCase Agent 50,000 customers worldwide 5,000 students trained every year Software interface and documentation have been translated into 13 different languages Leverage the Company’s Substantial Investment in New Technology: Forensic Data Collection Linked Review Threat Analysis Remediation Product Development Pipeline EnCase 8 Cyber-Security EnCase 8 Ediscovery EnCase 8 Forensic 28 If we prevail, the new directors (the “New Board”) will ensure the following strategies are pursued:

Implement Disciplined Operational Measures Reduce G&A (currently 17.9%) Cut legal expenses by settling ongoing lawsuits Streamline inefficient corporate structure: reduce management layers Sell SAAS eDiscovery business (we believe it is worth $10 million) Shrinking business in non-core market Enormous risk, cost, and distraction to management Unify R&D around core markets Unified code base of EnCase 8 should enable lower R&D expense Focus Sales and Marketing Reduce spend on “internally visible only” initiatives Get high cost of EnFuse conference fully accounted for and under control Shift Product Mix to Emphasize Higher Margin Business Gross margin improvements via increased software sales Reduce reliance on low-margin hardware sales to pad revenue With EnCase 8, enterprise software should grow double digits 29 If we prevail, the New Board will pursue the following goals:

Resolve Governance Shortcomings Adequately evaluate and approve what we believe are appropriate strategic plans Consults with CEO in establishing strategy Adjust Board compensation to fall at median Disband superfluous committees and eliminate padded fees Structure Management compensation to incentivize value creation Think independently and avoid a herd mentality Engage ALL directors in the process to determine the best strategic alternative 30 If we prevail, the New Board will take the following actions to ensure the Company is governed properly:

Reestablish Credibility with the market Immediately return to regular reporting of financial guidance Report – don’t hide – segment performance Highlight customer win rates Disciplined approach to product announcements Announce real products when they are ready to ship No more Vaporware announcements No more re-naming and re-releasing of existing products for appearances Return to regular Customer Advisory Board (CAB) meetings Keep major customers in the loop about new products and company direction Keep our ear to the ground about customer problems Understand customer’s needs and satisfy them with innovative products 31 If we prevail, the New Board will ensure the following actions are taken:

Explore ALL Strategic Alternatives Take Advantage of the Company’s Strategic Value, including through a potential sale of the Company Endpoint Detection & Response (EDR) market is growing strongly EnCase has > 25 million endpoints covered and counting Strong base of marquee customers and maintenance revenue High renewal rates for maintenance EnCase technology has great potential value to a strategic acquirer EnCase easily integrates with other software Unrivaled data collection from computers, servers, and cloud “Hive” storage and search has great potential in other large markets We are only scratching the surface with the existing products A large sales force will create enormous value selling the Company’s products 32

LTM Revenue Multiples for transactions in the security software sector suggest GUID could garner substantial value in a sale  Even using a conservative multiple, a sale could potentially generate significant gains for all stockholders when compared to the Company’s current stock price  The Choice is Clear: OR 33 A Company sale could result in significant gains for all stockholders Maintain the Status Quo •Highly Speculative, Undefined, High Risk New Market With No Budgets •No Financial Guidance •Inexperienced CEO •Minimal Board Oversight Unlock Significant Value for All Stockholders via Sale $ EXPLORE UNLOCKING VALUE THROUGH STRATEGIC ALTERNATIVES

Highly Qualified Proposed Slate of directors Shawn McCreight Jonathan Mather Michael McConnell John Colbert Roberto Medrano Founder of Guidance Software and served as Chairman, CEO, and CTO Ran development team at Guidance for 19 years Invented EnCase® and related technologies Invented new technologies to be delivered this year Audit chair of Spark Networks CFO of ARC Document Solutions CFO of Netgear, Inc. CFO of Applause Inc. Completed 34 acquisitions in North America and 3 in China Certified Management Accountant Broad strategic, investment, operational and Board experience Served on 9 public company boards in all capacities Served as public company CEO 3 times Led $1.25 Billion activist investment fund Former CEO of Guidance Software- took Company public Held executive positions at Guidance from 1999 until 2008 President of Digital Six Laboratories 14 years of law enforcement experience in high-tech crime investigation Executive VP of Akana General Manager of HP Software President of Finjan Served on the boards of 20 companies Recognized leader in internet security and governance 34 Nominees are highly accomplished professionals with extensive industry and company-specific experience to ensure a smooth transition and put the Company on the proper course to maximize value

Plan to revitalize the company and maximize stockholder value Month 1: Align CEO and management team to execute on new strategic direction (new budget and goals) Announce new plan at EnFuse conference and discuss with large customers Redirect development team to refocus on Cyber-Security product Month 2: Settle patent lawsuit – outsource legal expenses – reduce size of legal Hire investment bank and announce consideration of strategic alternatives Initiate sale of Hosted Review business (former Case Central) Month 3: Announce Q2 2016 earnings with a resumption of street guidance Release updated Cyber-Security product (Encase 8) to market Field offers and execute on sale of Company if viable offers are received Month 4-6: Release updated EnCase eDiscovery product Release updated EnCase Forensic product 35 conclusion Change is Urgently Needed at Guidance Software Reverse Sustained Track Record of Poor Financial Performance Reestablish Leadership and Strategic Direction Enhance and Maximize Value for All Stockholders Instill Sound Corporate Governance Our Nominees are Ideally Suited to Implement Necessary Change Proven Track Record of Creating Value for Stockholders Diverse and Complementary Skillset Required to Optimally Leverage GUID’s Assets Will Consider ALL Options to Maximize Return for Stockholders 36

Contact information Shawn H. McCreight shawn@mccreights.net Okapi Partners 1212 Avenue of the Americas 24th Floor New York, NY 10036 Patrick McHugh or Michael Fein Tel: +1 (212) 297 0720 info@okapipartners.com 37